                                                                    EXHIBIT 99.1



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                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                         BAY APARTMENT COMMUNITIES, INC.

                                       and

                             AVALON PROPERTIES, INC.

                            Dated as of March 9, 1998





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

                                TABLE OF CONTENTS

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ARTICLE I         CERTAIN DEFINITIONS......................................    1

   Section 1.1.     Certain Definitions....................................    1


ARTICLE II        THE MERGER; EFFECTS OF THE MERGER........................    7

   Section 2.1.     The Merger.............................................    7
   Section 2.2.     Charter and By-Laws....................................    7
   Section 2.3.     Closing................................................    7
   Section 2.4.     Effectiveness and Effects of the Merger................    7
   Section 2.5.     Tax Consequences.......................................    8
   Section 2.6.     Accounting Treatment...................................    8
   Section 2.7.     Boards, Committees and Officers........................    8


ARTICLE III       MERGER CONSIDERATION; EXCHANGE PROCEDURES................    8

   Section 3.1.     Merger Consideration...................................    8
   Section 3.2.     Rights as Stockholders; Stock Transfers................    9
   Section 3.3.     Fractional Shares......................................    9
   Section 3.4.     Exchange Procedures....................................    9
   Section 3.5.     Anti-Dilution Provisions...............................   10
   Section 3.6.     Treasury Shares........................................   11
   Section 3.7.     Options................................................   11


ARTICLE IV        ACTIONS PENDING MERGER...................................   11

   Section 4.1.     Ordinary Course........................................   12
   Section 4.2.     Stock..................................................   12
   Section 4.3.     Dividends, Etc.........................................   12
   Section 4.4.     Compensation; Employment Agreements; Etc...............   13
   Section 4.5.     Benefit Plans..........................................   13
   Section 4.6.     Acquisitions, Dispositions and Capital Expenditures....   13
   Section 4.7.     Amendments.............................................   14
   Section 4.8.     Accounting Methods.....................................   14
   Section 4.9.     Adverse Actions........................................   14
   Section 4.10.    Agreements.............................................   14
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ARTICLE V         REPRESENTATIONS AND WARRANTIES...........................   14

   Section 5.1.     Disclosure Schedules...................................   14
   Section 5.2.     Standard...............................................   15
   Section 5.3.     Representations and Warranties.........................   15


ARTICLE VI        COVENANTS................................................   25

   Section 6.1.     Best Efforts...........................................   25
   Section 6.2.     Stockholder Approvals..................................   25
   Section 6.3.     Registration Statement.................................   25
   Section 6.4.     Press Releases.........................................   26
   Section 6.5.     Access; Information....................................   27
   Section 6.6.     Acquisition Proposals..................................   27
   Section 6.7.     Affiliate Agreements...................................   28
   Section 6.8.     Takeover Laws..........................................   28
   Section 6.9.     No Rights Triggered....................................   28
   Section 6.10.    Shares Listed..........................................   28
   Section 6.11.    Filings; Consents......................................   28
   Section 6.12.    Indemnification; Directors' and Officers' Insurance....   29
   Section 6.13.    Compensation and Benefit Plans.........................   31
   Section 6.14.    Transfer and Gains Taxes...............................   31
   Section 6.15.    Headquarters...........................................   31
   Section 6.16.    Notification of Certain Matters........................   31
   Section 6.17.    Interim Transactions Committee.........................   32


ARTICLE VII       CONDITIONS TO CONSUMMATION OF THE MERGER.................   32

   Section 7.1.     Stockholder Vote.......................................   32
   Section 7.2.     Governmental Approvals.................................   32
   Section 7.3.     Third Party Consents...................................   32
   Section 7.4.     No Injunction, Etc.....................................   32
   Section 7.5.     Representations, Warranties and Covenants of Avalon....   32
   Section 7.6.     Representations, Warranties and Covenants of Bay.......   33
   Section 7.7.     Effective Registration Statement.......................   33
   Section 7.8.     Tax Opinion Relating to the Merger.....................   33
   Section 7.9.     Tax Opinion Relating to REIT Status....................   34
   Section 7.10.    NYSE Listing...........................................   34
   Section 7.11.    Rights Agreement.......................................   34
   Section 7.12.    REIT Income............................................   34
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ARTICLE VIII      TERMINATION..............................................   34

   Section 8.1.     Termination............................................   34
   Section 8.2.     Effect of Termination and Abandonment..................   35
   Section 8.3.     Break-Up Expenses......................................   35


ARTICLE IX        MISCELLANEOUS............................................   36

   Section 9.1.     Survival...............................................   36
   Section 9.2.     Waiver; Amendment......................................   36
   Section 9.3.     Counterparts...........................................   36
   Section 9.4.     Governing Law..........................................   37
   Section 9.5.     Expenses...............................................   37
   Section 9.6.     Confidentiality........................................   37
   Section 9.7.     Notices................................................   37
   Section 9.8.     Understanding; No Third Party Beneficiaries............   38
   Section 9.9.     Headings; Interpretation...............................   38


EXHIBIT A    Board of Directors, Committees and Officers of the Surviving
             Corporation

EXHIBIT B    Form of Affiliate Letter Addressed to Bay
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                                      -iii-

         AGREEMENT AND PLAN OF MERGER, dated as of March 9, 1998 (this "AGREEMENT"), by and between Bay Apartment Communities, Inc., a Maryland corporation ("BAY"), and Avalon Properties, Inc., a Maryland corporation ("AVALON").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Bay and Avalon have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business merger transaction provided for herein, in which Avalon will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into Bay so that Bay is the surviving corporation in the Merger;

         WHEREAS, in connection with the execution of this Agreement, Bay and Avalon are entering into a stock option agreement, with Bay as issuer and Avalon as grantee (the "BAY STOCK OPTION AGREEMENT");

         WHEREAS, in connection with the execution of this Agreement, Avalon and Bay are entering into a stock option agreement, with Avalon as issuer and Bay as grantee (the "AVALON STOCK OPTION AGREEMENT" and, together with Bay Stock Option Agreement, the "STOCK OPTION AGREEMENTS"); and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS
                               -------------------

         1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "AFFILIATE" shall have the meaning set forth in Section 6.7(a).

         "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

         "ARTICLES OF MERGER" shall have the meaning set forth in Section 2.4.

         "AVALON" shall have the meaning set forth in the preamble to this Agreement.

         "AVALON COMMON STOCK" shall have the meaning set forth in
Section 3.1(a).

         "AVALON COMPENSATION AND BENEFIT PLANS" shall mean the Compensation and Benefit Plans of Avalon.

         "AVALON MEETING" shall have the meaning set forth in Section 6.2.

         "AVALON PARTNERSHIP AGREEMENT" shall mean, collectively, the Agreement of Limited Partnership of Avalon Ballston II, L.P., dated as of January 13, 1997 and the Second Amended and Restated Agreement of Limited Partnership of Avalon DownREIT V, L.P., dated as of December 22, 1997.

         "AVALON PREFERRED STOCK" shall mean, collectively, Avalon Series A Preferred Stock and Avalon Series B Preferred Stock.

         "AVALON RIGHT" shall have the meaning set forth in Section 3.1(a).

         "AVALON RIGHTS AGREEMENT" shall have the meaning set forth in
Section 3.1(a).

         "AVALON SERIES A PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(b).

         "AVALON SERIES B PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(b).

         "AVALON STOCK" shall mean Avalon Common Stock and Avalon Preferred
Stock.

         "AVALON STOCK OPTION" shall have the meaning set forth in
Section 3.7(a).

         "AVALON STOCK OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "AVALON STOCK OPTION PLANS" shall have the meaning set forth in
Section 3.7(a).

         "BAY" shall have the meaning set forth in the preamble to this Agreement.

         "BAY COMMON STOCK" shall have the meaning set forth in Section 3.1(a).

         "BAY MEETING" shall have the meaning set forth in Section 6.2.

         "BAY PARTNERSHIP AGREEMENTS" shall mean, collectively, the Agreement of Limited Partnership of Bay Countrybrook, L.P., dated as of July 12, 1996 and Agreement of Limited Partnership of Bay Pacific Northwest, L.P., dated as of September 12, 1997.

         "BAY PREFERRED HOLDER" shall have the meaning set forth in
Section 5.3(u).

         "BAY PREFERRED STOCK" shall mean, collectively, the Bay Series A Preferred Stock, the Bay Series B Preferred Stock, the Bay Series C Preferred Stock and the Bay Series D Preferred Stock.

         "BAY RIGHT" shall have the meaning set forth in Section 3.1(a).

         "BAY RIGHTS AGREEMENT" shall have the meaning set forth in
Section 3.1(a).

         "BAY SERIES A PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES B PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES C PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY SERIES D PREFERRED STOCK" shall have the meaning set forth in
Section 3.1(d).

         "BAY STOCK" shall mean Bay Common Stock and Bay Preferred Stock.

         "BAY STOCK OPTION AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.

         "BREAK-UP EXPENSES" shall have the meaning set forth in Section 8.3.

         "BREAK-UP EXPENSES TAX OPINION" shall have the meaning set forth in
Section 8.3.

         "CLAIM" shall have the meaning set forth in Section 6.12(a).

         "CLOSING" shall have the meaning set forth in Section 2.3.

         "CLOSING DATE" shall have the meaning set forth in Section 2.3.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPENSATION AND BENEFIT PLANS" shall have the meaning set forth in
Section 5.3(l)(i).

         "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of March 7, 1998, between Bay and Avalon.

         "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.1.

         "EFFECTIVE DATE" shall have the meaning set forth in Section 2.4.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 2.4.

         "ENCUMBRANCES" shall have the meaning set forth in Section 5.3(o)(ii).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning set forth in
Section 5.3(l)(iv).

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 3.4(a).

         "EXCHANGE FUND" shall have the meaning set forth in Section 3.4(a).

         "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(a).

         "FINAL COMPANY DIVIDEND" shall have the meaning set forth in
Section 7.12.

         "GAAP" shall have the meaning set forth in Section 2.6.

         "GOVERNMENTAL ENTITY" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, whether local, state, federal or foreign.

         "HAZARDOUS MATERIALS" shall have the meaning set forth in
Section 5.3(p).

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 6.12(a).

         "JOINT PROXY STATEMENT" shall have the meaning set forth in
Section 6.3(a).

         "LIENS" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "MATERIAL ADVERSE EFFECT" shall mean with respect to Bay or Avalon, respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Bay and its Subsidiaries taken as a whole, or Avalon and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Bay or Avalon, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles, (c) actions or omissions of Bay or Avalon taken with the prior written consent of Bay or Avalon, as applicable, in contemplation of the transactions contemplated hereby,
(d) circumstances affecting real estate investment trusts or real estate companies generally, and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

         "MEETING" shall have the meaning set forth in Section 6.2.

         "MERGER" shall have the meaning set forth in the recitals to this Agreement and in Section 2.1.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.1.

         "MGCL" shall have the meaning set forth in Section 2.4.

         "MULTIEMPLOYER PLANS" shall have the meaning set forth in
Section 5.3(l)(iii).

         "NEW CERTIFICATES" shall have the meaning set forth in Section 3.4(a).

         "NYSE" shall mean The New York Stock Exchange, Inc.

         "OLD CERTIFICATES" shall have the meaning set forth in Section 3.4(a).

         "PAYOR" shall have the meaning set forth in Section 8.3.

         "PCX" shall mean the Pacific Exchange, Inc.

         "PENSION PLAN" shall have the meaning set forth in Section 5.3(l)(iii).

         "PERSON" or "PERSON" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "PLANS" shall have the meaning set forth in Section 5.3(l)(iii).

         "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

         "PROPERTIES" shall have the meaning set forth in Section 5.3(o)(i).

         "PROPERTY RESTRICTIONS" shall have the meaning set forth in Section 5.3(o)(ii).

         "QUALIFYING INCOME" shall have the meaning set forth in Section 8.3.

         "RECIPIENT" shall have the meaning set forth in Section 8.3.

         "REGISTRATION STATEMENT" shall have the meaning set forth in
Section 6.3(a).

         "REIT" shall mean a real estate investment trust within the meaning of
Section 856 of the Code.

         "REIT REQUIREMENTS" shall have the meaning set forth in Section 8.3.

         "RIGHTS" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

         "SDAT" shall have the meaning set forth in Section 2.4.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC DOCUMENTS" shall have the meaning set forth in Section 5.3(g).

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         A "SIGNIFICANT SUBSIDIARY" of a person shall mean a Subsidiary, including its Subsidiaries, in which such person's total investment or proportionate share of total assets of such subsidiary exceeds 10% of the total assets of such person and its subsidiaries consolidated as of the end of the most recently completed fiscal year.

         "STOCK OPTION AGREEMENTS" shall have the meaning set forth in the recitals to this Agreement.

         A "SUBSIDIARY" of a person shall mean a person in which at least 10% of the voting power of the voting securities is held, directly or indirectly, by such person.

         "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.1.

         "SURVIVING CORPORATION SERIES F PREFERRED STOCK" shall have the meaning set forth in Section 3.1(b).

         "SURVIVING CORPORATION SERIES G PREFERRED STOCK" shall have the meaning set forth in Section 3.1(b).

         "TAKEOVER LAWS" shall have the meaning set forth in Section 5.3(n)(i).

         "TAX RETURNS" shall have the meaning set forth in Section 5.3(q).

         "TAXES" shall mean (i) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

         "TRANSFER AND GAINS TAXES" shall have the meaning set forth in
Section 6.14.

         "TREASURY SHARES" shall have the meaning set forth in Section 3.1(a).

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                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER
                        ---------------------------------

         2.1. THE MERGER. At the Effective Time, Avalon shall merge with and into Bay (the "MERGER"), the separate corporate existence of Avalon shall cease and Bay shall survive and continue to exist as a Maryland corporation (Bay, as the surviving corporation in the Merger, being sometimes referred to herein as the "SURVIVING CORPORATION"). The parties hereto may by mutual agreement at any time change the method of effecting the combination between Bay and Avalon (including the provisions of this Article II) if and to the extent the parties deem such change to be desirable, including to provide for a merger of Avalon with an affiliate of Bay in a transaction in which Bay causes the assets of Avalon to be directed to such affiliate; provided, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Avalon Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (B) adversely affect the tax treatment of Avalon's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.2. CHARTER AND BY-LAWS. Unless the same already shall have been adopted, the Articles of Merger shall provide that, at the Effective Time, (i) the charter of the Surviving Corporation shall be the charter of Bay, as such charter may be amended as agreed to by Bay and Avalon and set forth in the Articles of Merger or any articles of amendment filed prior to the Effective Time and (ii) the corporate name of the Surviving Corporation shall be Avalon Bay Communities, Inc. The by-laws of the Surviving Corporation shall be the by-laws of Bay at the Effective Time, which by-laws shall be agreed upon by Bay and Avalon prior to the Effective Time.

         2.3. CLOSING. The closing of the Merger (the "CLOSING") will occur at 10:00 a.m., New York time, on the date to be specified by the parties, which (subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement) shall be no later than the third business day to occur after the last of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.7 and 7.10 shall have been satisfied or waived in accordance with the terms of this Agreement (the "CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, 599 Lexington Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties.

         2.4. EFFECTIVENESS AND EFFECTS OF THE MERGER. On the Closing Date, or at such time as may otherwise be agreed by the parties, Bay and Avalon shall execute and file with the State Department of Assessments and Taxation of Maryland (the "SDAT") articles of merger (the "ARTICLES OF MERGER"). The Merger shall become effective (the "EFFECTIVE TIME") when the Articles of Merger are accepted for record by the SDAT or such other time, if any, as Bay and Avalon shall specify in the Articles of Merger. The Merger shall have the effects prescribed in Section 3-114 of the Maryland General Corporation Law ("MGCL"). The date on which the Effective Time occurs is referred to as the "EFFECTIVE DATE."

         2.5. TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         2.6. ACCOUNTING TREATMENT. It is intended that the Merger be accounted for as a purchase under generally accepted accounting principles ("GAAP").

         2.7. BOARDS, COMMITTEES AND OFFICERS. At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain officers of the Surviving Corporation (as indicated in Exhibit A) shall be as set forth on Exhibit A until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit A or until their respective successors are duly appointed or elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit A ceases to be a full-time employee of Bay or Avalon prior to the Effective Time, or if any director, committee member or committee chairman listed or designated on Exhibit A is not serving as a director at the Effective Time, the Board of Directors of Bay or Avalon, as the case may be, after consultation with the other party, shall designate another person to serve in such person's stead in accordance with Exhibit A.


                                   ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

         MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

         (a) OUTSTANDING AVALON COMMON STOCK. Each share (excluding (i) shares held by Avalon or any of its Subsidiaries or by Bay or any of its Subsidiaries, other than in a fiduciary capacity ("TREASURY SHARES")) of the common stock, par value $.01 per share, of Avalon, including each attached right (a "AVALON RIGHT") issued pursuant to the Rights Agreement, dated as of March 9, 1998, as amended (the "AVALON RIGHTS AGREEMENT"), between Avalon and the Rights Agent named therein (the "AVALON COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 0.7683 shares (subject to adjustment as set forth herein, the "EXCHANGE RATIO") of common stock, par value $.01 per share, of Bay (the "BAY COMMON STOCK"). One preferred share purchase right (a "BAY RIGHT") issued pursuant to the Rights Agreement, dated as of March 9, 1998, as amended (the "BAY RIGHTS AGREEMENT") shall be issued together with and shall attach to each share of Bay Common Stock issued pursuant to the Merger, unless the Bay Rights have been redeemed prior to the Effective Time.

         (b) OUTSTANDING AVALON PREFERRED STOCK. Each share of Avalon 9% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25 per share (the "AVALON SERIES A PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive one share of a newly created series of preferred stock of the Surviving Corporation (the "SURVIVING CORPORATION SERIES F PREFERRED STOCK") having terms (to be set forth in the charter of the Surviving Corporation) substantially identical to those of the Avalon Series A Preferred Stock. Each share of Avalon 8.96% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25 per share (the "AVALON SERIES B PREFERRED STOCK," collectively with the Avalon Series B Preferred Stock, the "AVALON PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of a newly created series of preferred stock of the Surviving Corporation (the "SURVIVING CORPORATION SERIES G PREFERRED STOCK") having terms (to be set forth in the charter of the Surviving Corporation) substantially identical to those of the Avalon Series B Preferred Stock.

         (c) OUTSTANDING BAY COMMON STOCK. Each share of Bay Common Stock, including each attached Bay Right (unless redeemed prior to the Effective Time), issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

         (d) OUTSTANDING BAY PREFERRED STOCK. Each share of Bay Series A Preferred Stock (the "BAY SERIES A PREFERRED STOCK"), Bay Series B Preferred Stock (the "BAY SERIES B PREFERRED STOCK"), Bay 8.50% Series C Preferred Stock (the "BAY SERIES C PREFERRED STOCK"), and Bay 8.00% Series D Preferred Stock (the "BAY SERIES D PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

         3.2. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Avalon Stock shall cease to be, and shall have no rights as, stockholders of Avalon, other than to receive any dividend or other distribution with respect to such Avalon Stock with a record date occurring prior to the Effective Time and to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Avalon of shares of Avalon Stock.

         3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Bay Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Bay shall pay to each holder of Avalon Common Stock who would otherwise be entitled to a fractional share of Bay Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Bay Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

         3.4. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Bay shall deposit, or shall cause to be deposited, with a bank or trust company selected by Bay and reasonably acceptable to Avalon (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Avalon Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Bay Stock ("NEW CERTIFICATES") and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this
Article III in exchange for outstanding shares of Avalon Stock.

         As promptly as practicable after the Effective Date, Bay shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Avalon Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Bay shall cause the New Certificates into which shares of a stockholder's Avalon Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Avalon Stock (or indemnity reasonably satisfactory to Bay and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of Avalon Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to Bay Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Avalon Stock converted in the Merger into shares of such Bay Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bay Stock represented by such Old Certificate.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Avalon for twelve months after the Effective Time shall be paid to Bay. Any stockholders of Avalon who have not theretofore complied with this
Article III shall thereafter look only to Bay for payment of the shares of Bay Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Bay Stock deliverable in respect of each share of Avalon Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.5. ANTI-DILUTION PROVISIONS. In the event Bay or Avalon changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Bay Common Stock or Avalon Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Bay Common Stock or Avalon Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

         3.6. TREASURY SHARES. Each of the shares of Avalon Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.7. OPTIONS. (a) At the Effective Time, all employee and director stock options to purchase shares of Avalon Common Stock (each, a "AVALON STOCK OPTION"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Avalon Stock and shall be converted automatically into options to purchase shares of Bay Common Stock, and Bay shall assume each such Avalon Stock Option subject to the terms of any of the stock option plans listed under "Stock Plans" in Section 5.3(l)(i) of Avalon's Disclosure Schedule (collectively, the "AVALON STOCK OPTION PLANS"), and the agreements evidencing grants thereunder; PROVIDED, HOWEVER, that from and after the Effective Time,
(i) the number of shares of Bay Common Stock purchasable upon exercise of such Avalon Stock Option shall be equal to the number of shares of Avalon Common Stock that were purchasable under such Avalon Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share, and (ii) the per share exercise price under each such Avalon Stock Option shall be adjusted by dividing the per share exercise price of each such Avalon Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each Avalon Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Bay Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Avalon Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

         (b) At or prior to the Effective Time, Bay shall reserve for issuance the number of shares of Bay Common Stock necessary to satisfy Bay's obligations under Section 3.7(a). At the Effective Time, Bay shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Bay Common Stock subject to options to acquire Bay Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.


                                   ARTICLE IV

                             ACTIONS PENDING MERGER
                             ----------------------

         From the date hereof until the Effective Time, except as set forth in the Disclosure Schedule or expressly contemplated by this Agreement, without the prior written consent of the

Interim Transactions Committee, (i) Bay will not, and will cause each of its Subsidiaries not to, and (ii) Avalon will not, and will cause each of its Subsidiaries not to:

         4.1. ORDINARY COURSE. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees, tenants, landlords and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

         4.2. STOCK. Other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule or as otherwise set forth in the Disclosure Schedule, (ii) upon conversion of shares of its preferred stock pursuant to the terms thereof, (iii) pursuant to the Bay Option Agreement (in the case of Bay) or the Avalon Option Agreement (in the case of Avalon), or (iv) pursuant to the Bay Rights Agreement (in the case of
Bay) or the Avalon Rights Agreement (in the case of Avalon), (w) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights or take any action related to such issuance or sale, (x) enter into any agreement with respect to the foregoing, (y) permit any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights, or (z) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock appreciation rights or any Rights, any stock appreciation rights or any Rights issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding stock or any other such securities.

         4.3.  DIVIDENDS, ETC. (1) Make, declare or pay any dividend other than
(i) in the case of Bay, (A) regular quarterly cash dividends on Bay Stock in the ordinary course consistent with past practice (PROVIDED that it is understood and agreed that Bay will, on the date of announcement of the transactions contemplated hereby, also announce that Bay is increasing its regular quarterly dividend by an amount equal to $0.09 per share of Bay Stock in excess of Bay's current quarterly dividend, effective with respect to all dividends payable from and after the Effective Time, and PROVIDED, FURTHER, that should Bay so determine, Bay's current quarterly dividend may be so increased prior to the Effective Time) and (B) dividends from greater than 95%-owned Subsidiaries to Bay or another greater than 95%-owned Subsidiary of Bay, as applicable, and (ii) in the case of Avalon, (A) regular quarterly cash dividends on Avalon Stock in the ordi-nary course consistent with past practice and (B) dividends from greater than 95%-owned Subsidiaries to Avalon or another greater than 95%-owned Subsidiary of Avalon, as applicable) on or in respect of, or declare or make any distribution on any shares of its stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule or (B) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, each of Bay and Avalon shall coordinate with the other the declaration of any dividends in respect of Bay Common Stock and Avalon Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bay Common Stock or Avalon Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Bay Common Stock and/or Avalon Common Stock and any shares of Bay Common Stock any such holder receives in exchange therefor in the Merger. In addition, notwithstanding the foregoing, Avalon shall be permitted to pay the Final Company Dividend, and if Avalon shall declare the Final Company Dividend, Bay shall be permitted to declare a dividend per share to holders of Bay Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share of Bay Common Stock equal to the quotient obtained by dividing
(x) the Final Company Dividend per share of Avalon Common Stock paid by Avalon by (y) the Exchange Ratio.

         4.4.  COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as set forth on
Section 6.13 of the Bay Disclosure Schedule or on Section 6.13 of the Avalon Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations listed on the Disclosure Schedule existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries.

         4.5. BENEFIT PLANS. Except as set forth on Section 6.13 of the Bay Disclosure Schedule or on Section 6.13 of the Avalon Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to it or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         4.6. ACQUISITIONS, DISPOSITIONS AND CAPITAL EXPENDITURES. Except as Previously Disclosed in its Disclosure Schedule, (i) dispose of or discontinue any portion of its assets, business or properties which is material to it and its Subsidiaries taken as a whole (other than sales of its or any of its Subsidiaries' "for sale" housing units and condominiums sold or developed for sale in the ordinary course of business), or acquire all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole, (ii) make any acquisition, or take any other action, which would materially and adversely affect its ability to consummate the transactions contemplated by this Agreement or (iii) make or agree to make any development or capital expenditures, except (A) in accordance with capital expenditure budgets previously delivered to and agreed to by the other party, or (B) in connection with acquisition, development, pre-development, investigation and due diligence activities related to future development which future development has been previously discussed with and approved in writing by the other party.

         4.7. AMENDMENTS. Amend its charter or by-laws in a manner that would adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party or amend, redeem or waive any rights under the Bay Rights Agreement or the Avalon Rights Agreement, as the case may be.

         4.8. ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         4.9. ADVERSE ACTIONS. (1) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or render either party ineligible for REIT status or constitute a prohibited transaction under the REIT rules; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

         4.10. AGREEMENTS. Agree or commit to do anything prohibited by this
Article IV.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         DISCLOSURE SCHEDULES. On or prior to the date hereof, Bay has delivered to Avalon and Avalon has delivered to Bay a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; PROVIDED, HOWEVER, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. To the extent applicable, every disclosure and statement made in either party's Disclosure Schedule under a particular section heading of such party's Disclosure Schedule shall be deemed a disclosure and statement under all other section headings of such party's Disclosure Schedule.

         5.2. STANDARD. No representation or warranty of Bay or Avalon contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that the foregoing standard shall not apply to representations and warranties contained in subsections (b), (e), and (u) of Section 5.3, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

         5.3. REPRESENTATIONS AND WARRANTIES. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in its Disclosure Schedule, Bay hereby represents and warrants to Avalon, to the extent applicable, and Avalon hereby represents and warrants to Bay, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (b) CAPITALIZATION. (i) As of the date hereof, the authorized stock of Bay consists solely of 40,000,000 shares of Bay Common Stock, of which, as of the date hereof, 26,195,515 shares were outstanding, and 25,000,000 shares of preferred stock, of which, as of the date hereof, (A) 2,308,800 shares designated as Bay Series A Preferred Stock were outstanding, (B) 405,022 shares designated as Bay Series B Preferred Stock were outstanding, (C) 2,300,000 shares designated as Bay 8.50% Series C Preferred Stock were outstanding and (D) 3,267,700 shares designated as Bay 8.00% Series D Preferred Stock were outstanding. As of the date hereof, there are partnership units presently outstanding under the Bay Partnership Agreements which may be convertible, exchangeable or redeemable into cash, but which Bay may, in its sole discretion, exchange for an aggregate of 295,011 shares of Bay Common Stock (and which Bay may exchange for the same aggregate number of shares of Bay Common Stock immediately following the Effective Time). As of the date hereof, the authorized stock of Avalon consists solely of 80,000,000 shares of Avalon Common Stock, of which, as of March 5, 1998, 43,139,392.33 shares were outstanding, and 20,000,000 shares of preferred stock, of which, as of the date hereof, (A) 4,455,000 shares of

Avalon Series A Preferred Stock were outstanding and (B) 4,300,000 shares of Avalon Series B Preferred Stock were outstanding. As of the date hereof, there are partnership units presently outstanding under the Avalon Partnership Agreements which may be convertible, exchangeable or redeemable into cash, but which Avalon may, in its sole discretion, exchange for an aggregate of 605,188 shares of Avalon Common Stock (and which Bay may exchange for shares of Bay Common Stock immediately following the Effective Time). The outstanding shares of such party's stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of such party's stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the Stock Option Agreements, Compensation and Benefit Plans, the Bay Rights Agreement and the Avalon Rights Agreement, as the case may be. Since September 30, 1997, neither Bay nor Avalon has issued any shares of its stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

               (ii) The number of shares of Bay Common Stock which are issuable and reserved for issuance upon exercise of any employee and director stock options to purchase shares of Bay Common Stock as of the date hereof is set forth in Bay's Disclosure Schedule, and the number of shares of Avalon Common Stock which are issuable and reserved for issuance upon exercise of Avalon Stock Options as of the date hereof is set forth in Avalon's Disclosure Schedule.

         (c) SUBSIDIARIES. (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of stock of each such Significant Subsidiary held by it or its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights and are owned by it or its Subsidiaries free and clear of any Liens.

               (ii) Other than interests in the Subsidiaries listed on its Disclosure Schedule, such party does not own (other than in a bona fide fiduciary capacity) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

               (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organi-zation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (d) CORPORATE POWER. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY. This Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby, and subject in the case of this Agreement to approval by the holders of two-thirds of the shares of Bay Common Stock entitled to vote thereon and, if required, the requisite vote of the holders of Bay Preferred Stock (in the case of Bay) and by the holders of two-thirds of the shares of Avalon Common Stock entitled to vote thereon (in the case of Avalon), have been authorized by all necessary corporate action of such party, and each of this Agreement and the Stock Option Agreements is a legal, valid and binding agreement of such party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

         (f) NO DEFAULTS. Subject to the receipt of regulatory approvals referred to in Section 7.2, if any, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby by such party do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of it or of any of its Significant Subsidiaries or to which it or any of its Significant Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles of incorporation or by-laws, or (iii) except as disclosed on Section 5.3(f) of its Disclosure Schedule, require the consent or approval of any third party or Governmental Entity under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

         (g) FINANCIAL REPORTS AND SEC DOCUMENTS. It or its predecessor has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, its "SEC DOCUMENTS"), with the SEC, and all its SEC Documents filed with the SEC, in the form filed or to be filed, (i)
 complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as set forth in its SEC Documents, neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

         (h) LITIGATION; REGULATORY ACTION. (i) Other than personal injury and other routine tort litigation arising from the ordinary course of its operations
(x) which are covered by adequate insurance or (y) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, no litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

               (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Entity.

               (iii) Neither it nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or similar arrangement.

         (i)   COMPLIANCE WITH LAWS. It and each of its Subsidiaries:

               (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to conduct their businesses substantially as presently conducted;

all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received, since December 31, 1994, no notification or communication from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization or (C) failing to approve any proposed acquisition, development or construction or stating its intention not to approve acquisitions, developments or constructions proposed to be effected by it within a certain time period or indefinitely.

         (j) CONTRACTUAL DEFAULTS. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (k) NO BROKERS. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Bay, fees to be paid to Morgan Stanley & Co. Incorporated and, in the case of Avalon, fees to be paid to PaineWebber Incorporated and Lazard Freres & Co. LLC, in each case pursuant to letter agreements copies of which have been heretofore delivered to the other party.

         (l) EMPLOYEE BENEFIT PLANS. (i) Such party's Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "COMPENSATION AND BENEFIT PLANS").

               (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

               (iii) Each of its Compensation and Benefit Plans has been administered in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS"), covering employees or former employees of it and its Subsidiaries (its "PLANS"), to the extent subject to ERISA, are in material compliance with ERISA, the Code and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

               (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor has it or any of its Subsidiaries contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months or will be required to be filed as a result of the transactions contemplated hereby.

               (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made or have been accrued on the balance sheets contained in its SEC Documents. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) benefits in the nature of severance pay or (v) benefits the full cost of which are borne by the former employee or such employee's beneficiary.

               (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (m) LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it nor any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

         (n) TAKEOVER LAWS; RIGHTS PLANS. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other takeover defense laws and regulations (collectively, "TAKEOVER LAWS") of the State of Maryland, including Sections 3-601 to 3-603 of the MGCL. It has taken all action required to waive any excess share or similar ownership limitations in its charter with regard to the other party for the transactions contemplated by this Agreement and the Stock Option Agreement.

               (ii) In the case of Bay, it has taken all action necessary or appropriate so that the entering into of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby (including the Merger) and thereby, do not and will not result in the ability of any person to exercise any Bay Rights under the Bay Rights Agreement or enable or require Bay Rights to separate from the shares of Bay Common Stock to which they are attached or to be triggered or become exercisable.

               (iii) In the case of Bay, there is no "Acquiring Person", and no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Bay Rights Agreement) has occurred.

               (iv) In the case of Avalon, it has taken all action necessary or appropriate (x) so that the entering into of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby (including the Merger) and thereby, do not and will not result in the ability of any person to exercise any Avalon Rights under the Avalon Rights Agreement or enable or require Avalon Rights to separate from the shares of Avalon Common Stock to which they are attached or to be triggered or become exercisable and
(y) to ensure that the Avalon Rights will expire at the Effective Time.

               (v) In the case of Avalon, there is no "Acquiring Person", and no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Avalon Rights Agreement) has occurred.

         (o) PROPERTIES. (i) It or one of its Subsidiaries owns fee simple title or a leasehold estate in each of the real properties listed in its SEC Documents or has such other title or interest in such listed real properties as is described in its SEC Documents (all such listed properties, collectively, its "PROPERTIES").

               (ii) Its Properties are not subject to any Liens, security interests or other encumbrances on title (collectively, "ENCUMBRANCES") and are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys which would not have a Material Adverse Effect. None of its Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of any financing thereon, except for due-on-sale and due-on-encumbrance clauses contained in mortgages, deeds of trust or other financing documents, copies of which have been delivered to the other party and except for restrictions which may be contained in documentation relating to tax-exempt bonds.

               (iii) Valid policies of title insurance have been issued insuring its or its applicable Subsidiary's fee simple title or leasehold estate, as the case may be, to its Properties in amounts which are at least equal to the purchase price thereof paid by it or its applicable Subsidiary therefor.

               (iv) To the best of its knowledge, (A) there is no necessary certificate, permit or license from any governmental authority having jurisdiction over any of its Properties or agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of its Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of its Properties which has not been obtained or is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same, (B) there is no written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of its Properties issued by any governmental authorities and (C) there are no structural defects relating to its Properties, the building systems in each of its Properties is in working order and there is no physical damage to any Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration.

               (v) Neither it nor any of its Subsidiaries has received any written or published notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of its Properties or
(B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of its Properties or by the continued maintenance, operation or use of the parking areas associated with any of its Properties.

               (vi) All work to be performed, payments to be made and actions to be taken by it or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any of its Properties, has been performed, paid or taken, as the case may be, and to the best of its knowledge, there is not any planned or proposed work, payment or action that may be required after the date hereof pursuant to any such agreement.

               (vii) All properties currently under development or construction by it or its Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by it and its Subsidiaries are listed as such on its Disclosure Schedule. All executory agreements entered into by it or any of its Subsidiaries relating to the development or construction of multifamily residential or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) are listed on its Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to the other party, are listed on its Disclosure Schedule and are true and correct.

         (p) ENVIRONMENTAL MATTERS. (A) Neither it nor any of its Subsidiaries or, to the best of its knowledge, any other person has caused or permitted the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "HAZARDOUS MATERIALS") on or under any of its Properties and (B) no unlawful spills, releases, discharges or disposals of Hazardous Materials have occurred or are presently occurring on, under or from its Properties as a result of any construction on or operation and use of such Properties. In connection with the construction on or operation and use of its Properties, it and its Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

         (q) TAXES. Each of it and its Subsidiaries (A) has filed (or there has been filed on its behalf) all material returns, declarations, reports estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax laws ("TAX RETURNS"), and all such Tax Returns are accurate and complete in all material respects, and (B) has paid (or payment has been made on its behalf) all Taxes shown on such Tax Returns as required to be paid by it. The most recent audited financial statements contained in its SEC Documents reflect an adequate reserve for all material Taxes payable by it and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since September 30, 1997, it has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither it nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon it. To the best of its knowledge, no deficiencies for any Taxes have been proposed, asserted or assessed against it or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. It (A) has been organized in conformity with the requirements for qualification as a REIT, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the current period through the Closing Date and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to or revocation of its status as a REIT, and to the best of its knowledge, no such challenge or revocation is pending or threatened. Each of its Subsidiaries which is a partnership, joint venture or limited liability company (i) has been treated since such Subsidiary's formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of such Subsidiary's formation or the acquisition by Bay (in the case of Bay's Subsidiaries) or Avalon (in the case of Avalon's Subsidiaries) of a direct or indirect interest therein, owned any assets (including securities) that would cause such party to violate Section 856(c)(5) of the Code. Each of its Subsidiaries which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither it nor any of its Subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under Internal Revenue Service Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

         (r) INVESTMENT COMPANY ACT OF 1940. Neither it nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

         (s) HSR ACT. For purposes of determining whether compliance with the HSR Act is required, it confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

         (t) TAX-EXEMPT FINANCING. Since October 31, 1997, no tax-exempt bonds have been issued or reissued of which it is a beneficiary.

         (u) CONVERSION OF BAY PREFERRED STOCK. In the case of Bay, Bay has entered into agreements (true, correct and complete copies of which have previously been provided to Avalon), which are binding and enforceable and in full force and effect, with the sole holder of the shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock (the "BAY PREFERRED HOLDER") to the effect that, (i) two business days after the record date for the Bay Meeting, shares of Bay Series A Preferred Stock and Bay Series B Preferred Stock shall be converted into a number of common shares of Bay Common Stock equaling 4.9% of the total issued and outstanding shares of Bay Common Stock as of the date thereof, and (ii) the Bay Preferred Holder agrees to approve and agree to certain modifications to the terms of such Bay Series A Preferred Stock, all as more fully set forth in such agreements.

         (v) NO MATERIAL ADVERSE EFFECT. Since September 30, 1997, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof,
(i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.


                                   ARTICLE VI

                                    COVENANTS

         Bay hereby covenants to and agrees with Avalon, and Avalon hereby covenants to and agrees with Bay, that:

         6.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Bay or Avalon or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

         6.2. STOCKHOLDER APPROVALS. Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its articles of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of Bay to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by Bay stockholders for consummation of the Merger (including any adjournment or postponement, the "BAY MEETING"), and an appropriate meeting of stockholders of Avalon to consider and vote upon the approval of this Agreement and any other matters required to be approved by Avalon's stockholders for consummation of the Merger (including any adjournment or postponement, the "AVALON MEETING"; and each of the Bay Meeting and the Avalon Meeting, a "MEETING"), as promptly as practicable after the date hereof. Subject to their respective duties under Maryland law, the Board of Directors of each of Bay and Avalon shall recommend such approval, and each of Bay and Avalon shall take all reasonable lawful action to solicit such approval by its stockholders.

         6.3. REGISTRATION STATEMENT. (a) Bay and Avalon agree to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Bay with the SEC in connection with the issuance of Bay Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Bay and Avalon constituting a part thereof (the "JOINT PROXY STATEMENT") and all related documents). Bay and Avalon agree to file a draft of the Joint Proxy Statement with the SEC as promptly as practicable, but in no event later than 45 days after the date hereof. Each of Bay and Avalon agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Bay also agrees to use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Avalon agrees to promptly furnish to Bay all information concerning Avalon, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Bay and Avalon agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby. Each of Bay and Avalon agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Bay Meeting and the Avalon Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Bay and Avalon further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

         (c) In the case of Bay, Bay will advise Avalon, promptly after Bay receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Bay Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.4. PRESS RELEASES. It will consult with the other party before issuing any press release with respect to the transactions contemplated by this Agreement and will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transaction contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE or PCX.

         6.5. ACCESS; INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that Bay or Avalon, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Bay nor Avalon nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

         (b)   It will not use any information obtained pursuant to this
Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party, as defined therein). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.6. ACQUISITION PROPOSALS. From the date hereof until the earlier of the Effective Date or the termination of this Agreement, without the prior written consent of the other party hereto, it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, it or any of its Significant Subsidiaries; PROVIDED, HOWEVER, that it may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if its Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their duties under applicable laws. It shall advise the other party of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry within 24 hours of the receipt thereof.

         6.7. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each of Bay and Avalon shall deliver to the other, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "AFFILIATE") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of Avalon only, in Rule 145 under the Securities Act.

         (b) Avalon shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of Bay or Avalon, as the case may be, to execute and deliver to Avalon on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.8. TAKEOVER LAWS. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby.

         6.9. NO RIGHTS TRIGGERED. Each of Bay and Avalon shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or by-laws, (ii) under any material agreement to which it or any of its Subsidiaries is a party, or (iii) to exercise or receive certificates for Bay Rights or Avalon Rights, or acquire any property in respect of Bay Rights or Avalon Rights, under the Bay Rights Agreement or the Avalon Rights Agreement, as the case may be.

         6.10. SHARES LISTED. In the case of Bay, Bay shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE and PCX, upon official notice of issuance, the shares of Bay Common Stock to be issued to the holders of Avalon Common Stock in the Merger.

         6.11. FILINGS; CONSENTS. Each of Bay and Avalon shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         6.12. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of Avalon or any of its Subsidiaries or of Bay or any of its Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby or thereby or any actions taken by any such person in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Bay shall indemnify and hold harmless, as and to the fullest extent permitted by Maryland law, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Avalon or any of its Subsidiaries (the "INDEMNIFIED PARTIES") against any losses, claims, damages, liabilities, costs, expenses (including advancing reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time and including any such threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Avalon, any of Avalon's Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby or thereby and all actions taken by an Indemnified Party in connection herewith or therewith), and the Indemnified Parties may retain counsel after consultation with Bay; PROVIDED, HOWEVER, that (1) Bay shall have the right to assume the defense thereof and upon such assumption Bay shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bay elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Bay and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Bay shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) Bay shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Bay shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Bay shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Bay thereof, PROVIDED that the failure to so notify shall not affect the obligations of Bay under this Section 6.12 except (and only) to the extent such failure to notify materially prejudices Bay. Bay's obligations under this Section 6.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "CLAIM") asserted or made within such period shall continue until the final disposition of such Claim.

         (b) Without limiting any of the obligations under paragraph (a) of this Section 6.12, Bay agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Avalon's charter or by-laws or in the similar governing documents of any of Avalon's Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; PROVIDED FURTHER, HOWEVER, that nothing contained in this Section 6.12(b) shall be deemed to preclude the liquidation, consolidation or merger of Avalon or any Avalon Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Bay. Nothing contained in this Section 6.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Avalon's Amended and Restated Articles of Incorporation or the similar governing documents of any of Avalon's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

         (c) Bay shall use its best efforts to cause the persons serving as officers and directors of Avalon immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Avalon (PROVIDED that Bay may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Avalon than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

         (d) In the event Bay or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bay shall assume the obligations set forth in this Section 6.12.

         (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.13. COMPENSATION AND BENEFIT PLANS. (a) It is the intention of the parties that the Surviving Corporation shall formulate Compensation and Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect to employees of both Bay and Avalon that provide benefits for services after the Effective Time on a basis that does not discriminate between such employees. Employees of Avalon and its Subsidiaries immediately prior to the Effective Time who become employees of the Surviving Corporation or one of its Subsidiaries immediately after the Effective Time shall be given credit for purposes of eligibility and vesting of employee benefits and benefit accrual for service with Avalon and its affiliates, and predecessors of Avalon and its affiliates, prior to the Effective Time under each benefit plan of the Surviving Corporation and its Subsidiaries to the extent such service had been credited under employee benefit plans of Avalon or its Subsidiaries, PROVIDED that no such crediting of service results in duplication of benefits.

         (b) In the case of Avalon Compensation and Benefit Plans under which the employees' interests are based upon Avalon Common Stock, such interests shall be based upon Bay Common Stock in accordance with Section 3.7 with respect to Avalon Stock Options and otherwise in accordance with the terms of the Avalon Compensation and Benefit Plans and in an equitable manner.

         6.14. TRANSFER AND GAINS TAXES. Bay and Avalon shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, the Surviving Company shall pay, without deduction or withholding from any amounts payable to the holders of Bay Common Stock (including former holders of Avalon Common Stock), all Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of Bay Common Stock under applicable state law).

         6.15. HEADQUARTERS. The Surviving Corporation's executive headquarters shall be located in the Alexandria, Virginia area, or in such other location where the Chief Executive Officer shall be based, and the Surviving Corporation shall have super-regional offices in the San Jose, California area, where the President and Chief Operating Officer shall be based, and in the Wilton, Connecticut area.

         6.16. NOTIFICATION OF CERTAIN MATTERS. Each of Bay and Avalon shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) notwithstanding the standards set forth in
Section 5.2, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.17. INTERIM TRANSACTIONS COMMITTEE. Bay and Avalon shall establish an interim transactions committee (the "INTERIM TRANSACTIONS COMMITTEE") consisting of the individuals listed on Exhibit A. Subject to any approvals that may be required by law or otherwise on the part of Bay or Avalon, the Interim Transactions Committee shall approve acquisition, budget and capital improvement activities (including activities otherwise prohibited by Article IV of this Agreement) of each of Bay and Avalon between the date hereof and the Effective Time.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

         7.1. STOCKHOLDER VOTE. Approval of this Agreement and the transactions contemplated hereby by the requisite votes of the respective stockholders of Bay and of Avalon.

         7.2. GOVERNMENTAL APPROVALS. All approvals of Governmental Entities (except any approvals or consents relating to tax-exempt bonds) required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof (including the waiting period under the HSR Act, if applicable) shall have expired.

         7.3. THIRD PARTY CONSENTS. All necessary consents or approvals of all persons (other than Governmental Entities, except as related to tax-exempt bonds) required for the consummation of the Merger (including those listed on
Section 5.3(f) of each party's respective Disclosure Schedule) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bay or Avalon, as the case may be.

         7.4. NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; PROVIDED, HOWEVER, that each of Bay and Avalon shall have used its reasonable best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

         7.5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AVALON. In the case of Bay's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Avalon shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Avalon to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Bay shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Avalon, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

         7.6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAY. In the case of Avalon's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Bay shall be true and correct as of the date hereof and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Bay to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Avalon shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Bay, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this
Section 7.6.

         7.7. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

         7.8. TAX OPINION RELATING TO THE MERGER. Bay and Avalon shall have received an opinion from Goodwin, Procter & Hoar LLP, in the case of Bay, and Wachtell, Lipton, Rosen & Katz, in the case of Avalon, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that accordingly:

                   (i) No gain or loss will be recognized by Bay or Avalon as a result of the Merger;

                   (ii) No gain or loss will be recognized by the stockholders of Avalon who exchange all of their Avalon Common Stock solely for Bay Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bay Common Stock); and

                   (iii) The aggregate tax basis of the Bay Common Stock received by stockholders who exchange all of their Avalon Common Stock solely for Bay Common Stock in the Merger will be the same as the aggregate tax basis of Avalon Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Bay, Avalon and others, reasonably satisfactory in form and substance to such counsel.

         7.9. TAX OPINION RELATING TO REIT STATUS. Bay and Avalon shall have received an opinion from Goodwin, Procter & Hoar LLP, dated as of the Closing Date, substantially to the effect that the Surviving Corporation will continue to qualify as a REIT for federal income tax purposes immediately after the Effective Time. In rendering such opinion, Goodwin, Procter & Hoar LLP may require and rely upon customary assumptions, representations and covenants including those contained in certificates of officers of Bay, Avalon and others, reasonably satisfactory in form and substance to such counsel.

         7.10. NYSE LISTING. The shares of Bay Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

         7.11. RIGHTS AGREEMENTS. In the case of Bay's obligation to consummate the Merger, there shall exist no "Share Acquisition Date", "Distribution Date" or "Triggering Event" (as each of such terms is defined in the Avalon Rights Agreement) under the Avalon Rights Agreement. In the case of Avalon's obligation to consummate the Merger, there shall exist no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as each of such terms is defined in the Bay Rights Agreement) under the Bay Rights Agreement.

         7.12. REIT INCOME. In the case of Bay's obligation to consummate the Merger, prior to the Effective Date, to the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Avalon ending at the Effective Time (and avoid the payment of tax with respect to undistributed income), Avalon shall declare a dividend (the "FINAL COMPANY DIVIDEND") to holders of Avalon Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Avalon to satisfy such requirements. If Avalon determines it necessary to declare the Final Company Dividend, it shall notify Bay at least 15 days prior to the Effective Date.

         It is specifically provided, however, that a failure to satisfy the conditions set forth in Sections 7.5 or 7.12 shall only constitute a condition if asserted by Bay, and a failure to satisfy the condition set forth in Section
7.6 shall only constitute a condition if asserted by Avalon.


                                  ARTICLE VIII

                                   TERMINATION

         8.1. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Bay and Avalon in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Bay or Avalon (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

         (c) DELAY. At any time prior to the Effective Time, by Bay or Avalon, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by November 30, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

         (d) NO APPROVAL. By Bay or Avalon, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) any stockholder approval required by Section 7.1 herein is not obtained at the Bay Meeting or the Avalon Meeting.

         (e) RECOMMENDATION ALTERED. By either the Board of Directors of Bay or the Board of Directors of Avalon, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

         8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.3,
(ii) as set forth in Section 9.1, and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         8.3. BREAK-UP EXPENSES. In addition to any other fees and expenses payable under this Agreement, in the event of termination of this Agreement under Section 8.1(b) or Section 8.1(e) above, or in the event that either party terminates this Agreement pursuant to clause (ii) of Section 8.1(d) due to the failure to obtain the approval of stockholders of the other party, such terminating party ("RECIPIENT") shall be entitled to receive from the other party ("PAYOR") Break-Up Expenses at the time of such termination or at such other time or times as provided for in this Section 8.3. "BREAK-UP EXPENSES" shall be an amount equal to $10,000,000. Upon termination necessitating the payment of Break-Up Ex-penses, Payor shall immediately deposit into escrow with an escrow agent selected by Recipient an amount in cash equal to the Break-Up Expenses. The escrow agent shall pay to Recipient an amount equal to the lesser of (i) the Break-Up Expenses and (ii) the maximum amount that can be paid to Recipient without causing Recipient, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by the independent accountants of Recipient. In the event that all or any portion of the Break-Up Expenses remains in escrow after payment of the amount, if any, required by the preceding sentence, the escrow agreement shall provide that the Recipient shall not be entitled to the remainder of the Break-Up Expenses and no amount thereof shall be released to Recipient unless and until the escrow agent receives any one or combination of the following: (i) a letter from Recipient's outside counsel ("BREAK-UP EXPENSES TAX OPINION") indicating that it has received a ruling from the IRS the effect of which holds that Recipient's receipt of the Break-Up Expenses would not jeopardize its status as a REIT ("REIT REQUIREMENTS"), and that receipt by Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto (in which case the escrow agent shall release the remainder of the Break-Up Expenses in escrow to Recipient) or (ii) a letter (or a series of letters) from the independent accountants of Recipient, each indicating any additional amounts that Recipient can be entitled to and can be paid at that time without causing it to fail to meet the REIT Requirements (in which case the escrow agent shall release such additional amounts from escrow to Recipient). The obligation of Payor to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date hereof, and any unpaid portion of the Break-Up Expenses remaining in escrow three years from the date hereof shall be released to Payor and the escrow shall terminate at that time.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; PROVIDED, HOWEVER, that if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 6.12, 6.13, 6.14, 6.15, 9.1, 9.4
and 9.8 shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, 9.1, 9.2, 9.4, 9.5, 9.6, 9.7 and 9.8 shall survive such termination.

         9.2. WAIVER; AMENDMENT. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement.

         9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.4. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof.

         9.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees, HSR filing fees, if any, and NYSE and PCX listing fees shall be shared equally between Bay and Avalon.

         9.6. CONFIDENTIALITY. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

         9.7. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to Bay, to:

         Bay Apartment Communities, Inc.
         4340 Stevens Creek Boulevard, #275
         San Jose, California 95129
         Attention:  Gilbert M. Meyer, Chairman and President
         Telecopier: (408) 984-7060

         With copies to:

         Goodwin, Procter & Hoar LLP
         Exchange Place
         Boston, Massachusetts 02109
         Attention:  Gilbert G. Menna, P.C.
                     David W. Watson, P.C.
         Telecopier: (617) 523-1231

         If to Avalon, to:

         Avalon Properties, Inc.
         2900 Eisenhower Avenue, 3rd Floor
         Alexandria, Virginia 22314
         Attention:  Richard L. Michaux, Chairman and Chief Executive Officer
         Telecopier: (703) 329-4830

         With copies to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention:  Adam O. Emmerich, Esq.
                     Robin Panovka, Esq.
         Telecopier: (212) 403-2000

         9.8. UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. Except for the Confidentiality Agreement, which shall remain in effect, and the Stock Option Agreements, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.9. HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                              BAY APARTMENT COMMUNITIES, INC.



                                              By: /s/ Gilbert M. Meyer
                                                  -----------------------------
                                                  Name: Gilbert M. Meyer
                                                  Title: President



                                              AVALON PROPERTIES, INC.



                                              By: /s/ Richard L. Michaux
                                                  ------------------------------
                                                  Name: Richard L. Michaux
                                                  Title: Chief Executive Officer